Exhibit 10.18
SECOND AMENDMENT TO OFFICE LEASE
This Second Amendment to Office Lease (this “Second Amendment”), dated May 3, 2018, is made by and between DOUGLAS EMMETT 1995, LLC, a Delaware limited liability company (“Landlord”), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and ZIPRECRUITER, INC., a Delaware corporation (“Tenant”), with offices at 401 Wilshire Boulevard, Suite 1100, Santa Monica, California 90401.
WHEREAS,
A.    Landlord and Tenant are parties to that certain Office Lease dated May 16, 2014 (the “Original Lease”), as amended by that certain option exercise letter dated August 11, 2015 (the “OE Letter”) and that certain First Amendment to Office Lease dated May 23, 2017 (the “First Amendment”), covering space in the property located at 401 Wilshire Boulevard, Santa Monica, California 90401 (the “Building”), commonly known as Suite 1100 and Suite 350 (collectively, the “Premises”);
B.    The Term of the Original Lease, as amended, expires on July 31, 2018, which Term Landlord and Tenant wish to hereby extend with respect only to Suite 1100; and
C.    Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Original Lease, as amended.
NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:
1.    Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this Second Amendment. The Original Lease, as modified by the OE Letter, the First Amendment and this Second Amendment, shall hereinafter be referred to as the “Lease.”
2.    Extension of Extended Term. The Extended Term is hereby extended with respect only to Suite 1100 for a period of five (5) years and three (3) months (the “Second Extended Term”), from and including August 1, 2018 (the “Effective Date”), through and including 11:59 p.m. on October 31, 2023 (the “Termination Date”). On or before July 31, 2018, Tenant shall surrender Suite 350 to Landlord in accordance with the requirements of Article 7 of the Original Lease, and Landlord hereby acknowledges and agrees that there is no Tenant Change in Suite 350 which Tenant shall be required to remove upon such surrender of Suite 350. From and after August 1, 2018, any and all obligations of Tenant under the Lease with respect to Suite 350 shall be of no further force or effect, except for those obligations which specifically survive the expiration or earlier termination of the Lease.
3.    Correction to Usable Area and Rentable Area of Suite 1100. Tenant acknowledges and agrees that Landlord engaged an independent third party space plan audit firm to measure the usable area (“Usable Area”) of Suite 1100 in accordance with the 2010 ANSI/BOMA Standard set forth collectively by the American National Standards Institute and the Building Owners and Managers Association (“ANSI/BOMA Standard”) as a guideline. Based upon such re-measurement Landlord has been advised that the accurate Usable Area of the Suite 1100 is approximately 15,299 square feet. Based on Landlord’s deemed load factor as indicated herein below, the corrected rentable area (“Rentable Area”) of Suite 1100 is hereby agreed to be approximately 17,900 square feet. It is specifically understood and agreed that the modification to the Useable Area and Rentable Area of Suite 1100 as set forth in this Section 3 shall have no effect on Tenant’s financial obligations under the Lease prior to the Effective Date.

SECOND AMENDMENT TO OFFICE LEASE
Landlord and Tenant agree that Landlord is utilizing a deemed load factor of 17.00% to compute the Rentable Area of Suite 1100. Rentable Area herein is calculated as 1.1700 times the estimated Usable Area, regardless of what the actual square footage of the common areas of the Building may be, and whether or not they are more or less than 17.00% of the total estimated Usable Area of the Building. The purpose of this calculation is solely to provide a general basis for comparison and pricing of this space in relation to other spaces in the market area.
4.    Revision in Fixed Monthly Rent. Tenant shall pay Fixed Monthly Rent during the Second Extended Term as follows:

Period	Fixed Monthly Rent

August 1, 2018 through July 31, 2019	$117,245.00

August 1, 2019 through July 31, 2020	$121,934.80

August 1, 2020 through July 31, 2021	$126,812.19

August 1, 2021 through July 31, 2022	$131,884.68

August 1, 2022 through July 31, 2023	$137,160.07

August 1, 2023 through October 31, 2023	$142,646.47

All payments of Fixed Monthly Rent shall be made in immediately available funds.
Notwithstanding the foregoing, one hundred percent (100%) of the Fixed Monthly Rent due for each of the months of September 2018, September 2019 and September 2020 shall be abated.
5.    Modification to Security Deposit. Landlord acknowledges that it currently holds the sum of $136,102.11 ($73,949.11 of which was deposited by Tenant in accordance with the Original Lease, and $62,153.00 of which was deposited by Tenant in accordance with the First Amendment) as a Security Deposit under the Lease. Provided that Tenant timely delivers the Letter of Credit (as defined in Section 18 of this Second Amendment) to Landlord, Landlord shall apply (1) $117,245.00 of the Security Deposit against the Fixed Monthly Rent due for the month of August 2018 (which is equal to $117,245.00), so that the Security Deposit shall then equal $18,857.11 (the “Remaining Security Deposit”), and (2) the entire Remaining Security Deposit against the Fixed Monthly Rent due for the month of September 2018, and Tenant shall thereafter have no obligation to maintain a security deposit under the Lease.
Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Article 18 of the Original Lease, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used in the Lease a “Tenant Party” shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant. Notwithstanding Tenant’s waiver set forth in clause (i) above, Landlord and Tenant agree that at the expiration or earlier termination of the Lease, Landlord may deduct from the Security

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Deposit being held on behalf of Tenant only those unpaid sums, expenses or damages payable by Tenant pursuant to the express provisions of the Lease (including, without limitation, any default in the payment of Rent) and shall, within thirty (30) days after the expiration or earlier termination of the Lease, deliver to Tenant a detailed written accounting of the amount so deducted (including reasonably detailed supporting documentation therefor) and shall return to Tenant, without interest, all or such part of the Security Deposit which has not been properly deducted and accounted for as provided above, unless the Lease is terminated prior to the expiration of the Second Extended Term due to a material default by Tenant, in which event Landlord may retain the Security Deposit (or any portion thereof) to apply to future rent delinquencies.
6.    Revision to Base Year. As of the Effective Date, the Base Year shall be calendar year 2018. Notwithstanding any contrary provision of the Lease, Tenant shall not be obligated to pay any portion of Tenant’s Share of increases in Operating Expenses over the Base Year of 2018 applicable to the period prior to August 1, 2019. In addition, notwithstanding any contrary provision of the Lease, during the Second Extended Term, the increases in Operating Expenses shall be limited to five percent (5%) per annum on a cumulative basis (the “OER Controllable Item Cap”), of Operating Expenses, excluding insurance premiums, utilities, janitorial, and all general and special real estate taxes (the “Controllable Items”); provided, however, that should the actual percentage change in the increase in Operating Expenses attributable to the Controllable Items exceed the OER Controllable Item Cap per annum, that excess amount shall accrue for application in any future year that the percentage increase in Operating Expenses attributable to the Controllable Items is less than the OER Controllable Item Cap per annum. Landlord and Tenant agree that as to Tenant's Share of any increase in Operating Expenses shown on the Escalation Statement for calendar year 2018, Tenant shall only be liable for an amount equal to 7/12 of such increase, being for the period from January 1, 2018 through July 31, 2018. In addition, as to Tenant's Share of any increase in Operating Expenses shown on the Escalation Statement for calendar year 2019, Tenant shall only be liable for an amount equal to 5/12 of such increase, being for the period from August 1, 2019 through December 31, 2019.
7.    Revision to Tenant’s Share. As of the Effective Date, Tenant’s Share shall be 7.82%, which is calculated by dividing the number of usable square feet contained in Suite 1100 (15,299) by the number of usable square feet contained in the Building (195,562) and multiplying the quotient by 100.
8.    Proposition 13 Protection. Notwithstanding any other provision of the Lease, if at any time during the first forty-eight (48) months of the Second Extended Term (the “Protection Period”), any sale, transfer, new construction, refinancing or change of ownership of the Building or any portion of the same or in any entity having a direct or indirect interest in all or any portion of the same is consummated and, as a result thereof, all or part of the Building and/or Real Property is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate government authority subject to the terms of Proposition 13 (or any successor statute), the terms of this Section 8 shall apply to such Reassessment.
(i)    For purposes of this Section 8, the term “Tax Increase” shall mean that portion of Operating Expenses (as calculated immediately following the Reassessment) that is attributable solely to the Reassessment. Accordingly, a Tax Increase shall not include any portion of Operating Expenses, as calculated immediately following the Reassessment that is attributable to: (i) the assessed value of the Building, the Real Property, or the tenant improvements located in the Building prior to the Reassessment; (ii) assessments pending immediately before the Reassessment that were conducted during, and included in, such Reassessment or that were otherwise rendered unnecessary following the Reassessment; (iii) the annual inflationary increase in real estate taxes permitted under California law but not in excess of two percent

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(2%) per annum; or (iv) any real property taxes and assessments incurred during the Base Year as determined under the Lease.
(ii)    (1) for Operating Expenses assessed during the period commencing August 1, 2018 and ending July 31, 2019, Tenant shall not be obligated to pay any portion of any Tax Increase allocable to the Reassessment; (2) for Operating Expenses assessed during the period commencing August 1, 2019 and ending July 31, 2020, Tenant shall be obligated to pay only twenty-five percent (25%) of any Tax Increase allocable to the Reassessment; (3) for Operating Expenses assessed during the period commencing August 1, 2020 and ending July 31, 2021, Tenant shall be obligated to pay only fifty percent (50%) of any Tax Increase allocable to the Reassessment; (4) for Operating Expenses assessed during the period commencing August 1, 2021 and ending July 31, 2022, Tenant shall be obligated to pay only seventy-five percent (75%) of any Tax Increase allocable to the Reassessment; and (5) for Operating Expenses assessed during any period from and after August 1, 2022, Tenant shall be obligated to pay one hundred percent (100%) of any Tax Increase allocable to the Reassessment.
The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the initial Second Extended Term in connection with any such Reassessment shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of any such Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which such Reassessment will occur, then upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the Reassessment, at any time during the Second Extended Term, by paying to Tenant an amount equal to the Proposition 13 Purchase Price (as defined below), provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under the Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the Second Extended Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year in the Second Extended Term (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, which rates shall be those in effect as of Landlord's exercise of its right to purchase, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the protection provisions of this clause (ii) shall not apply to any Tax Increase attributable to the Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because the Reassessment has not yet occurred, if Landlord has underestimated the Proposition 13 Purchase Price, Tenant's Fixed Monthly Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then Tenant shall pay the amount of the overestimation to Landlord within thirty (30) days after demand. Landlord agrees that if Landlord sells the Premises following payment of a Proposition 13 Purchase Price, Landlord shall cause the purchaser of the Premises to acknowledge and assume the obligations of Landlord contained in the preceding sentence.
9.    Parking. Notwithstanding any contrary provision of the Lease, as of the Effective Date, Tenant shall have the obligation to purchase twenty (20) permits for unreserved parking spaces in the

SECOND AMENDMENT TO OFFICE LEASE
parking facility serving the Building (the “Building Parking Facility”) on a “must take” basis, and the right, but not the obligation, to purchase up to additional thirty-two (32) permits for unreserved parking spaces in the Building Parking Facility. The rates chargeable to Tenant for such parking permits shall be at the posted monthly parking rates and charges then in effect, plus any and all applicable taxes, provided that such rates may be changed from time to time, in Landlord’s sole discretion. Notwithstanding the foregoing, the monthly parking rates payable by Tenant for such parking permits during the Second Extended Term shall not increase by more than five and one half percent (5.5%) per year, on a cumulative basis, over the monthly parking rates payable by Tenant as of the date of this Second Amendment. All other terms of Tenant’s parking rights and obligations shall be as provided in Article 21 of the Original Lease, as supplemented by the Building rules and regulations specified in Exhibit C attached to and made a part of the Original Lease, it being understood that in addition to the above, Tenant may lease additional parking spaces at the Building at the then prevailing rates, subject to availability, on a month-to-month basis.
10.    Option to Extend Second Extended Term.
10.1.    Option to Extend Second Extended Term. Provided Tenant is not in material default after the expiration of notice and the opportunity to cure on the date Tenant gives notice to Landlord of Tenant’s exercise of its rights pursuant to this Section 10, Tenant is given the option to extend the Second Extended Term for an additional one (1) year and seven (7) month period (the “Third Extended Term”), commencing the next calendar day after the expiration of the Second Extended Term (the “Option”). The Option shall apply only to the entirety of the Premises, and Tenant shall have no right to exercise the Option as to only a portion of the Premises. Tenant’s exercise of this Option is contingent upon Tenant giving written notice to Landlord (the “Option Notice”) of Tenant’s election to exercise its rights pursuant to this Option by Certified Mail, Return Receipt Requested or by a reputable overnight courier service (such as FedEx or UPS), no more than twelve (12) and no less than nine (9) months prior to the Termination Date. The Option Notice shall be irrevocable.
10.2.    Fixed Monthly Rent Payable. The Rent payable by Tenant during the Third Extended Term (“Option Rent”) shall be $148,352.33 per month for the period commencing November 1, 2023 and ending October 31, 2024, and $154,286.42 per month for the period commencing November 1, 2024 and ending May 31, 2025.
10.3.    No Right of Reinstatement or Further Extension. Once Tenant has failed to exercise its rights to extend the Second Extended Term pursuant to this Section 11, it shall have no right of reinstatement of its Option to extend the Second Extended Term, nor shall Tenant have any right to a further or second extension of the Second Extended Term.
10.4.    No Assignment of Option. This Option is personal to the original Tenant signing this Second Amendment, and shall be null, void and of no further force or effect as of the date that Tenant assigns the Lease to an entity other than an Affiliate and/or subleases more than forty-nine percent (49%) of the total Rentable Area of the Premises to an entity other than an Affiliate.
11.    Option to Extend the Third Extended Term.
11.1.    Option to Extend the Third Extended Term. Provided Tenant is not in material default after the expiration of notice and the opportunity to cure on the date Tenant gives notice to Landlord of Tenant’s exercise of its rights pursuant to this Section 11, Tenant is given the second option to extend the extended term for one (1) additional five (5) year period (the “Fourth Extended Term”), commencing the next calendar day after the expiration of the Third Extended Term (the “Second Option”). The Second Option shall apply only to the entirety of the Premises, and Tenant shall have no right to exercise

SECOND AMENDMENT TO OFFICE LEASE
the Second Option as to only a portion of the Premises, and can only be exercised if Tenant exercises its Option right under Section 11 of this Second Amendment.
Tenant’s exercise of this Second Option is contingent upon Tenant giving written notice to Landlord (the “Second Option Notice”) of Tenant’s election to exercise its rights pursuant to this Second Option by Certified Mail, Return Receipt Requested, no more than twelve (12) and no less than nine (9) months prior to the Termination Date. The Option Notice shall be irrevocable.
11.2.    Fixed Monthly Rent Payable. The Fixed Monthly Rent payable during the Fourth Extended Term shall be equal to one hundred percent (100%) of fair market rental rate (“FMRR”) for the Premises at the time of the commencement of the Option Term, and adjusted thereafter as provided. The term “FMRR” means the base rental rate, as of the date of Tenant’s exercise of the Second Option, equal to the face or stated rent, including all rental escalations and taking into account all operating expenses, additional rent and other charges (which are being paid by Tenant in addition to the Fixed Monthly Rent) at which tenants as of the commencement of the Fourth Extended Term are leasing comparable office space that are non-subleased, non-equity and on a renewal basis, in the area of Santa Monica bordered by Lincoln Avenue on the east, Wilshire Boulevard on the north, 2nd Street on the west and Colorado Avenue on the south (“Comparable Buildings”) taking into consideration all concessions granted to renewal tenants in such Comparable Buildings, including abatements and allowances (but also and taking into account the value of the existing improvements in the Premises, such value of existing improvements to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users (as contrasted to the Tenant)) (such transactions to herein be referred to a “Comparable Transactions”); provided, however, that no consideration shall be given to (1) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions, and (2) any period of rental abatement (if any) granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable space. Thereafter during the Fourth Extended Term the Fixed Monthly Rent shall be increased on each anniversary of the commencement of the Fourth Extended Term at the market rate for escalations over the Fixed Monthly Rent for the prior year and if such prior year had any abatement or deductions in Fixed Monthly Rent the increase shall be calculated as though there was no such abatement or deduction.
11.3.    Determination of FMRR. The FMRR shall be determined as of the beginning of the Fourth Extended Term, as follows:
(a)    Promptly following receipt by Landlord of Tenant's Second Option Notice, Landlord and Tenant shall attempt to reach agreement on the FMRR for the Fourth Extended Term, which FMRR shall be set in accordance with the criteria described above. If Landlord and Tenant are able to agree on the FMRR for the Fourth Extended Term, Landlord and Tenant shall promptly execute an amendment to this Lease stating the FMRR for the Fourth Extended Term.
(b)    If agreement cannot be reached within thirty (30) days following receipt by Landlord of Tenant's Second Option Notice, then both Landlord and Tenant shall each immediately make a reasonable determination of the FMRR (using the criteria set forth in Section 12.2 above), including then current market periodic Fixed Monthly Rent adjustments during the Fourth Extended Term, and submit such determination in writing to each other within 5 days thereafter.
(c)    Within forth-five (45) days following receipt by Landlord of Tenant's Second Option Notice, Landlord and Tenant shall each select a broker (“Consultant”) (each “Consultant”) shall be a licensed California real estate broker with at least ten (10) years of current commercial real estate experience in the

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market area of the Premises of their choice to act as an arbitrator. The two Consultants so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator. If they are unable to agree on the third Consultant, either of the parties to this Lease, by giving ten (10) days' notice to the other party, may apply to the presiding judge of the court of the County in which the Premises are located, for the selection of a third Consultant who meets the qualifications stated in this paragraph. The third Consultant, however selected, shall be a person who has not previously acted in any capacity for either party.
(d)    The three (3) Consultants shall within thirty (30) days of the appointment of the third party Consultant reach a decision as to what the actual FMRR for the Premises is (using the criteria set forth in Section 12.2 above), and whether Landlord’s or Tenant’s submitted FMRR is the closest thereto. The decision of a majority of the Consultants shall be binding on the parties. The submitted FMRR which is determined by a majority of the Consultants to be the closest to the actual FMRR shall thereafter be used by the parties.
(e)    If either of the parties fails to appoint a Consultant within the specified forty-five (45) days, the Consultant timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the parties.
(f)    The entire cost of such arbitration shall be paid by the party whose submitted FMRR is not selected, i.e., the one that is NOT the closest to the actual FMRR.
(g)    Following determination of the FMRR as provided above, Landlord and Tenant shall immediately execute an amendment to the Lease, extending the Third Extended Term and revising the Fixed Monthly Rent payable pursuant to the FMRR so established.
11.4.    Delay in Determination of FMRR. If the Fixed Monthly Rent for the Fourth Extended Term has not been determined by the commencement date of the Fourth Extended Term, then until such Fixed Monthly Rent is determined, Tenant shall pay Fixed Monthly Rent to Landlord at the rate in effect immediately preceding the Fourth Extended Term, and if the actual Fixed Monthly Rent for the Fourth Extended Term is determined to be other than as theretofore paid, then within fifteen (15) days after the determination of such Fixed Monthly Rent, Tenant shall pay to Landlord the difference or Landlord shall refund to Tenant the difference, as applicable, for each month of the Fourth Extended Term for which Fixed Monthly Rent has already become due.
11.5.    No Right of Reinstatement or Further Extension. Once Tenant has either failed to exercise its rights to extend the extended term pursuant to this Section 11, or failed to execute the amendment called for hereunder, it shall have no right of reinstatement of its Second Option to Extend the Third Extended Term, nor shall Tenant have any right to a further or second extension of the Third Extended Term beyond the period stated in Section 11.1 hereinabove.
11.6.    No Assignment of Second Option. This Second Option is personal to the original Tenant signing the Lease, and shall be null, void and of no further force or effect as of the date that Tenant assigns the Lease to an entity other than an Affiliate and/or subleases more than forty-nine percent (49%) of the total Rentable Area of the Premises to an entity other than an Affiliate.
12.    Right of First Offer.
12.1.    First Offer Space. Landlord hereby grants to Tenant a one-time right of first offer with respect to each of (A) Suite 900 of the Building, and (B) Suite 1200 of the Building (Suite 900 and Suite 1200 each being referred to, for the sake of convenience, as the “First Offer Space”), if the same becomes vacant and available following the Effective Date. The term of the Lease with respect to the

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applicable First Offer Space shall (x) commence only following the expiration or earlier termination of the existing lease (including renewals) of the applicable First Offer Space and after the applicable First Offer Space is actually vacated and becomes available for lease following the Effective Date, and (y) expire on the Termination Date. Tenant's right of first offer shall be on the terms and conditions set forth in this Section 12.
12.2.    Procedure for Offer. Landlord shall notify Tenant in writing (the “First Offer Notice”) when Landlord reasonably anticipates that the applicable First Offer Space will become available for lease to third parties. The First Offer Notice shall specify the terms and conditions upon which Landlord is willing to lease the applicable First Offer Space to Tenant. Notwithstanding the foregoing, Landlord shall have no obligation to give a First Offer Notice for Suite 1200, and the right of first offer shall not apply to Suite 1200 after the date which is nine (9) months prior to the last day of the Second Extended Term (as the Second Extended Term may have been extended by Landlord and Tenant), if Tenant has not exercised its option under Section 10 above, and Landlord shall have no obligation to give a First Offer Notice for Suite 1200, and the right of first offer shall not apply to Suite 1200 after the date which is nine (9) months prior to the last day of the Third Extended Term (as the Third Extended Term may have been extended by Landlord and Tenant), if Tenant has not exercised its options under both Section 10 and Section 11 above.
12.3.    Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the applicable First Offer Space, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the applicable First Offer Space on the terms set forth in the First Offer Notice (the “Acceptance Notice”). If Tenant does not elect to exercise its right to lease the applicable First Offer Space within such ten (10) business day period (the “Exercise Period”), then Landlord may lease the First Offer Space to any third party on terms that are not Substantially More Favorable Terms (as defined below), provided, however, if Landlord does not execute a binding lease document (on terms that are not Substantially More Favorable Terms) within one hundred eighty (180) days from expiration of the Exercise Period, then Landlord must deliver a new First Offer Notice to Tenant prior to entering into a lease agreement with respect to the space described in original First Offer Notice and the procedures set forth in this Section 12.3 shall apply to such new First Offer Notice. “Substantially More Favorable Terms” shall mean that the average “net effective rent” (defined below) offered to the potential tenant is less than ninety-five percent (95%) of the average net effective rent set forth in the First Offer Notice. The term “net effective rent” shall mean the net rental amount to be paid to Landlord, taking into account any tenant improvement expenses and allowances to be incurred by Landlord and any free rent or other monetary concessions granted by Landlord (amortized on a straight-line basis over the life of the lease term proposed under the First Offer Notice or the terms to the potential tenant, as applicable). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the applicable First Offer Space, and Tenant may not elect to lease only a portion thereof.
12.4.    Amendment to Lease. If Tenant timely exercises Tenant's right to lease the applicable First Offer Space, Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 12.
12.5.    Termination of Right of First Offer. The rights contained in this Section 13 may only be exercised by Tenant or an entity to which Tenant assigns this Lease which is an Affiliate, provided no subleases exist of more than forty-nine percent (49%) of the total Rentable Area of the Premises to an entity other than an Affiliate. The right of first offer granted herein with respect to the applicable First

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Offer Space shall terminate upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space, it being understood and agreed, however, that the right of first offer with respect to any First Offer Space which has not otherwise been terminated shall continue in full force and effect. Tenant shall not have the right to lease the applicable First Offer Space, as provided in this Section 12 if, as of the date of Tenant’s delivery of the Acceptance Notice, Tenant is in default under the Lease beyond any applicable notice and/or cure period.
13.    Monument Signage. Subject to the provisions of this Section 13, Tenant shall, at Tenant's sole expense, have the right to affix Tenant’s name (but not Tenant’s logo) to one (1) panel (“Tenant’s Monument Signage”) on the new monument sign located in front of the Building to be constructed by Landlord at Landlord’s sole cost and expense and completed no later than February 28, 2019 (the “New Monument Sign”), it being expressly understood and agreed that Landlord shall pay for all costs for permits and approvals for the structure of the New Monument Sign and the cost of bringing utilities to the New Monument Sign. Tenant’s Monument Signage shall be subject to the terms of Exhibit B attached hereto and made a part hereof.
Tenant’s Monument Signage shall be provided by a sign contractor selected by Tenant and reasonably approved by Landlord. The elevations, styles, colors, sizes, lettering, fonts, and formats and any and all other design elements, materials and plans and specifications for Tenant’s Monument Signage shall be subject to Landlord’s prior written approval in Landlord’s reasonable discretion, using the same criteria as will be used for approval of the panels on the New Monument Sign for other tenants of the Building. Tenant’s Monument Signage shall be consistent with Landlord’s then-current signage program (as may be modified from time to time in Landlord’s reasonable discretion). In addition, Tenant shall bear all expenses relating to Tenant’s Monument Signage, including, without limitation:
(a)    the cost of obtaining and maintaining in full force and effect all permits and approvals;
(b)    the cost of maintaining, repairing, and replacing Tenant’s Monument Signage; and
(c)    if applicable, the cost of any electrical consumption illuminating Tenant’s Monument Signage.
Tenant shall pay to Landlord, within thirty (30) days after receipt of Landlord’s demand and substantiating documentation, any actual and reasonable expenses incurred by Landlord with respect to Tenant’s Monument Signage, except for those payable directly by Tenant to any third party. Tenant’s payment obligation under this Section 13 shall survive the expiration or earlier termination of the Lease Term.
At the expiration or earlier termination of the Lease, Tenant shall, at Tenant's sole expense, shall remove the Tenant’s Monument Signage and replace it with unlettered material reasonably acceptable to Landlord. The signage right granted hereunder is personal to the original Tenant signing this Second Amendment and any Affiliate of Tenant to which the Lease has been assigned and shall be null, void and of no further force or effect as of the date (i) that Tenant assigns the Lease (other than an assignment to an Affiliate), or subleases more than forty-nine percent (49%) of the total Rentable Area of the Premises to an entity other than an Affiliate; or (ii) at any time Tenant is in material default of its obligations under the Lease (including, without limitation, Exhibit B attached hereto) beyond any applicable notice and/or cure period.
14.    Acceptance of Premises. Tenant acknowledges that it has been in possession of the Premises for over three (3) years, and to the best of Tenant’s knowledge, as of the date hereof, it has no claim against Landlord in connection with the Premises or the Lease. Landlord acknowledges that to the best of Landlord’s knowledge, as of the date hereof, it has no claim against Tenant in connection with the

SECOND AMENDMENT TO OFFICE LEASE
Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Premises, which is already improved. Therefore, Tenant accepts the Premises in its “as-is” condition, subject to Landlord’s continuing maintenance and repair obligations under the Lease. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Premises or the Building for the purposes intended by Tenant.
15.    Lobby Renovation. Landlord hereby advises Tenant that Landlord shall perform a renovation of the lobby and exterior plaza of the Building (hereinafter referred to as the “Lobby Renovation”). The Lobby Renovation is anticipated to take about eight (8) months, commencing in April 2018. In connection with the Lobby Renovation, (i) perimeter construction barricades are likely to be erected around some or all of the ground floor of the Building, (ii) ingress to and egress from the Building will be temporary modified but the Building and the Building Parking Facility will remain accessible at all times, (iii) concrete demolition will occur, and (iv) no impact to the parking areas is anticipated. Tenant acknowledges that Landlord shall not be obligated to commence the Lobby Renovation until receiving all required governmental approvals and permits; provided, however, that once commenced, Landlord will prosecute the Lobby Renovation to completion in a diligent manner. Landlord shall complete the Lobby Renovation (a) in a good and workmanlike manner, (b) in compliance with all applicable laws, and (c) lien free. Notwithstanding any provision of this Lease to the contrary, Tenant shall not be entitled to any abatement, deduction or setoff against the Rent payable under the Lease as a result of the Lobby Renovation. In addition, Tenant acknowledges and agrees that construction of the Lobby Renovation may cause, among other things, noise, vibration, dust and odors, and in recognition of the foregoing, Tenant hereby releases the Landlord Parties from any and all claims (including claims for lost profits or other consequential damages, abatement of Rent or constructive eviction), debts, liabilities, demands, obligations, costs, expenses, actions and causes of action of every nature, character and description, whether known or unknown, asserted or unasserted, fixed or contingent arising out of or in connection with the activities and conditions described above. Tenant hereby agrees that none of the activities and conditions described hereinabove shall be grounds for any claim by Tenant or any party claiming through Tenant that Landlord has breached any provision of the Lease.
16.    Subordination. Landlord hereby confirms that (i) there is no underlying lease, mortgage or deed of trust affecting the Building, and (ii) Landlord's delivery to Tenant of commercially reasonable recognition and non-disturbance agreement(s) in favor of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who come into existence following the date hereof but prior to the Termination Date shall be in consideration of, and a condition precedent to, Tenant's agreement to be bound by the terms and conditions of Article 14 of the Original Lease.
17.    Surrender of the Premises. Landlord and Tenant expressly acknowledge and agree that upon the expiration or earlier termination of the Lease, Tenant shall not be obligated to remove any of the then-existing improvements of the Premises but shall be obligated to remove Tenant’s data cabling from the Premises in accordance with the provisions of Section 7.1 of the Original Lease.
18.    Letter of Credit. On or before June 1, 2018, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under the Lease, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”), in form and substance reasonably acceptable to Landlord, payable in the County of Los Angeles, California, running in favor of Landlord, issued by a solvent bank reasonably approved by Landlord under the supervision of the Superintendent of Banks of the State of California, or a National Banking Association, in the amount of $475,000.00 (the “LC Amount”). Tenant shall deliver a draft of the Letter of Credit to Landlord on or before May 15,

SECOND AMENDMENT TO OFFICE LEASE
2018 to allow Landlord an opportunity to review the same and provide changes required to conform to this Section 18 prior to issuance of the original Letter of Credit. The Letter of Credit shall be:
(a)    at sight and irrevocable;
(b)    maintained in effect for the entire period from the date of the Letter of Credit through November 30, 2023 (the “Letter of Credit Expiration Date”); provide that the expiration date of the Letter of Credit shall be no earlier than the Letter of Credit Expiration Date or provide for automatic renewal thereof at least through the Letter of Credit Expiration Date, unless the issuing bank provides at least sixty (60) days prior written notice to Landlord of such non-renewal by certified mail, return receipt requested (or overnight service with a signature required upon receipt) at the following address: Douglas Emmett Management LLC, 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, Attention: Chief Financial Officer, and Tenant shall deliver a new Letter of Credit to Landlord at least sixty (60) days prior to the expiration of the Letter of Credit without any action whatsoever on the part of Landlord;
(c)    subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev) International Chamber of Commerce Publication #600; and
(d)    fully assignable by Landlord in connection with any number of transfers of Landlord’s interest in the Lease (with Tenant bearing any fees, costs or expenses in connection with any such transfer), and permit partial draws.
In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall be acceptable to Landlord, in Landlord’s reasonable discretion, and shall provide, among other things, in effect that:
(i)    Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) written statement that Landlord is entitled to make such drawing under the Lease, it being understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity);
(ii)    the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement; and
(iii)    in the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord.
If, as a result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount (as such amount may be reduced in accordance with the last paragraph of this Section 18), Tenant shall, within five (5) business days thereafter, provide Landlord with an additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount of the LC Amount) and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 18.
Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit, or any part thereof and that neither Landlord nor its successors or assigns will be bound by any

SECOND AMENDMENT TO OFFICE LEASE
such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, Landlord will accept a renewal letter of credit or substitute letter of credit (such renewal or substitute letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the Letter of Credit Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 18, Landlord shall have the right to present the Letter of Credit to the issuing bank in accordance with the terms of this Section 18, and the entire sum evidenced thereby shall be paid to and held by Landlord as cash (the “Cash Collateral”) to be held as collateral for performance of all of Tenant’s obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease pending Tenant’s delivery to Landlord of the required replacement letter of credit in the LC Amount and otherwise complying with all of the provisions of this Section 18. Upon delivery of such replacement letter of credit, any Cash Collateral held by Landlord shall be returned to Tenant. Landlord shall have the right to hold Cash Collateral in a deposit account in the name of Landlord and commingle the Cash Collateral with its general assets and Tenant hereby grants Landlord a security interest in the Cash Collateral. Tenant shall not be entitled to any interest earned on the Cash Collateral.
If there shall occur a default under the Lease beyond any applicable grace period, Landlord may, but without obligation to do so, draw upon the Letter of Credit and/or utilize the Cash Collateral, in part or in whole, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which may be sustained by Landlord resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.
Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or Cash Collateral be:
(a)    deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7;
(b)    subject to the terms of such Section 1950.7; or
(c)    intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto:
(i)    recite that the Letter of Credit and/or Cash Collateral, as the case may be, is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto; and
(ii)    waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
Notwithstanding any contrary provision of this Section 18 and subject to the conditions set forth in the last sentence of this grammatical paragraph, the LC Amount shall decrease to (i) $390,000.00 as of

SECOND AMENDMENT TO OFFICE LEASE
August 1, 2019, (ii) $305,000.00 as of August 1, 2020, (iii) $220,000.00 as of August 1, 2021, and (iv) $135,000.00 as of August 1, 2022 (it being expressly understood and agreed that each such reduction may be accomplished by delivery to Landlord of an amendment to the Letter of Credit or a replacement letter of credit). There shall be no further reductions of the LC Amount thereafter and the Letter of Credit shall stay in full force and effect through the Letter of Credit Expiration Date. Notwithstanding any contrary provision of this Section 18, the LC Amount shall be decreased only if (a) there does not then exist a default or breach by Tenant of its obligations or liabilities under the Lease which continues after the expiration of any applicable cure period, (b) neither the Lease nor Tenant’s right to possession of the Premises has been terminated, and (c) Tenant has provided to Landlord, prior to each scheduled reduction date, audited financials of Tenant for the calendar year immediately preceding such scheduled reduction date that show a positive EBIDTA greater than $5,000,000.00 (the “EBIDTA Threshold”), it being expressly understood and agreed that if Tenant does not meet the EBIDTA Threshold in one year but does meet the EBIDTA Threshold in the following year, the LC Amount shall be reduced for both the current year and the previous year.
19.    Janitorial Specifications. During the Second Extended Term, Landlord shall provide janitorial services to the Premises in accordance with the janitorial specifications attached as Exhibit C to this Second Amendment. In addition, Landlord shall clean and stock the restrooms on the eleventh (11th) floor twice a day (Monday through Friday) during Normal Business Hours (as defined in Section 8.1 of the Original Lease), except when the Building is closed on a Holiday (as defined in said Section 8.1).
20.    Warranty of Authority. If Landlord or Tenant signs as a corporation, or a limited liability company or a partnership, each of the persons executing this Second Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Second Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.
21.    Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Second Amendment other than Douglas Emmett Management, Inc. and Cresa Los Angeles (“Cresa”). Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this Second Amendment, it being expressly understood and agreed that Landlord shall not be obligated to pay any portion of the brokerage commission to Cresa until Landlord receives the Letter of Credit (as defined in Section 18 of this Second Amendment).
22.    Confidentiality. Tenant agrees that the covenants and provisions of this Second Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord's counsel-of-record or leasing or sub-leasing broker of record.
23.    Governing Law. The provisions of this Second Amendment shall be governed by the laws of the State of California.
24.    Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as

SECOND AMENDMENT TO OFFICE LEASE
modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.
25.    Civil Code Section 1938 Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Premises have not undergone an inspection by a Certified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards. A Certified Access Specialist (“CASp”) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under California law. Although California law does not require a CASp inspection of the Premises, Landlord may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
26.    Submission of Document. The submission of this Second Amendment to Tenant shall be for examination purposes only, and does not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other offices or space situated in the Building. Regardless of whether or not (a) Landlord has delivered to Tenant an unexecuted draft or final version of this Second Amendment for Tenant’s review and/or signature, (b) this Second Amendment has been executed by Tenant only and delivered to Landlord for its review and signature, and/or (c) Tenant has made payments of rent and/or security deposit to Landlord pursuant to this Second Amendment, it is understood and agreed that no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, nor shall this Second Amendment be valid, binding on the parties and/or in effect unless and until this Second Amendment has been fully executed by Landlord and Tenant and such fully-executed Second Amendment has been delivered to Tenant.
27.    Digital Counterparts. This Second Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same agreement. The parties agree that a digital image of this Second Amendment as fully-executed (such as in a portable document format (.pdf)) when sent to the email address of Tenant, its broker (if any), its attorney (if any), or its authorized agent (if any) shall be deemed delivery of a true and correct original of this Second Amendment, and such digital image of this Second Amendment shall be admissible as best evidence for the purposes of state law, Federal Rule of Evidence 1002, and the like statutes and regulations.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

SECOND AMENDMENT TO OFFICE LEASE
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective as of the later of the date(s) written below.

LANDLORD:			TENANT:

DOUGLAS EMMETT 1995, LLC, a Delaware limited liability company			ZIPRECRUITER, INC., a Delaware corporation

By:	Douglas Emmett Management, Inc.		By:	/s/ David L. Feldman
a Delaware Corporation, its Manager
			Name	David L. Feldman
	By:	/s/ Andrew B. Goodman
		Andrew B. Goodman	Title:	Chief Business Officer
Senior Vice President
			Date:	5/3/2018
	Dated:	5/7/2018

EXHIBIT A
CONSTRUCTION AGREEMENT
CONSTRUCTION PERFORMED BY TENANT
Section 1.    Tenant to Complete Construction. Tenant's general contractor (“Contractor”) shall furnish and install within Suite 1100 those items of general construction (the “Improvements”), shown on the Final Plans and Specifications (as defined in Section 6 below). The definition of the “Improvements” shall include all costs associated with completing the Improvements, including but not limited to, space planning, design, architectural, project management and engineering fees, contracting, labor and material costs, graphics costs, municipal fees, plan check and permit costs, and document development and/or reproduction costs. The Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; (iii) building material manufacturer's specifications and (iv) the Final Plans and Specifications.
All Tenant selections of finishes shall be indicated in the Final Plans and Specifications.
Any work not shown in the Final Plans and Specifications or included in the Improvements such as, but not limited to, telephone service, furnishings, or cabinetry, for which Tenant contracts separately shall be subject to Landlord's policies and shall be conducted in such a way as to not unreasonably hinder or delay the construction of the Improvements.
Section 2.    Tenant’s Payment of Costs. Subject to Landlord's reimbursement as specified herein below, Tenant shall bear all costs of the Improvements, and shall timely pay said costs directly to the Contractor. From time to time, Tenant shall provide Landlord with such evidence as Landlord may reasonably request that the Contractor has been paid in full for the work completed to-date.
In addition, if the Improvements contemplate any structural modifications to the Premises (the “Structural Modifications”), Tenant shall reimburse Landlord for any and all of Landlord’s out of pocket costs incurred in reviewing Tenant’s Plans and Specifications or for any other “peer review” work associated with Landlord’s review of Tenant’s Plans and Specifications with respect to the Structural Modifications, including, without limitation, Landlord’s out of pocket costs incurred in engaging any third party engineers, contractors, consultants or design specialists. Tenant shall pay such costs to Landlord within thirty (30) days after Landlord’s delivery to Tenant of a copy of the invoice(s) for such work.
Landlord, at Landlord’s sole cost and expense, shall pay for the cost of any renovations or revisions which Landlord is required to make, by any governmental authority having jurisdiction, to any portion of the Common Areas of the Building or other areas exterior to the Premises (the “Code Compliance Work”), in the event such Code Compliance Work arises out of or is required in connection with Tenant’s completion of the Improvements, unless such Code Compliance Work arises out of or is required as a result of any aspect of the Improvements performed by Tenant which does not constitute a typical office improvement, in which event such Code Compliance Work shall be paid for by Tenant.
The failure by Tenant to timely pay such amounts as required under this Paragraph 2, after the expiration of notice and the opportunity to cure in accordance with the Lease, shall be a material default under the Lease.
Section 3.    Lien Waiver and Releases. During the course of construction Contractor shall provide Landlord with executed lien waiver and release forms as requested by Landlord (including any

EXHIBIT A
CONSTRUCTION AGREEMENT
conditional or unconditional waiver and release forms in the form required under California Civil Code Sections 8132 through 8138 and confirmation that no liens have been filed against the Suite 1100 or the Building. If any liens arise against the Suite 1100 or the Building as a result of the Improvements, Tenant shall promptly, at Tenant’s sole expense, remove such liens and provide Landlord evidence that the title to the Building and Suite 1100 have been cleared of such liens. If Tenant desires to contest any claim of lien, it shall within fifteen (15) calendar days after the filing of the lien, furnish Landlord with a surety bond of a responsible licensed California corporate surety in the amount and manner sufficient to release the Building and the Premises from the charge of the lien as contemplated by Section 8424 of the California Civil Code.
Section 4.    Intentionally Deleted.
Section 5.    Landlord’s Reimbursement for Costs.
5.1    Allowance. In accordance with the terms and procedures specified below, Landlord shall pay to Tenant for the Improvements as defined in Paragraph 1 above, an allowance in the amount of $536,994.40 (being $35.10 per square foot of Usable Area within the Premises) (the “Allowance”). Tenant acknowledges Landlord shall have no obligation to disburse any portion of the Allowance prior to the date of Landlord’s receipt of the Letter of Credit (as defined in Section 18 of the Second Amendment) or subsequent to December 31, 2019.
5.2    Use of the Allowance.
5.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Exhibit A, the Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Allowance Items”):
5.2.1.1    Payment of any space planning, construction management, project management, engineering or architectural fees in connection with the preparation and review of the Plans and Specifications (up to a maximum of $76,495.00 [being $5.00 per square foot of Usable Area in the aggregate]);
5.2.1.2    The cost of purchasing graphics, furniture, fixtures and equipment to be used in the Premises (up to a maximum amount of $100,000.00 in the aggregate);
5.2.1.3    The payment of plan check permit and license fees relating to construction of the Improvements;
5.2.1.4    The costs of construction of the Improvements, including without limitation, demolition, testing and inspection costs, installation of built-in work stations, cabling, floor loading reinforcement costs, hoisting and trash removal costs, and contractors’ fees and general conditions;
5.2.1.5    The cost of any changes in the base, shell and core when such changes are required by the Plans and Specifications, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
5.2.1.6    The cost of any changes to the Plans and Specifications or the Improvements required by all applicable building codes (the “Code”);
5.2.1.7    Payment of the Supervision Fee (as defined in Section 6 below);
5.2.1.8    Payment of any fees and costs to Tenant’s Agents (as defined below); and

EXHIBIT A
CONSTRUCTION AGREEMENT
5.2.1.9    All other permitted costs to be expended by Tenant in connection with the construction of the Improvements.
5.2.2    Disbursement of the Allowance. Tenant may request and Landlord shall make monthly disbursements of the Allowance for the Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:
5.2.2.1    Disbursements. Tenant may request up to four (4) payments out of the Allowance in accordance with this Section 5.2.2.1. In connection with the foregoing, and not more than once each calendar month, Tenant shall deliver to Landlord: (i) a request for payment approved by Tenant detailing the work completed and paid for; (ii) paid invoices from the Contractor for all labor rendered and materials delivered to the Premises that are the subject of such request; and (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132 through 8138. Within thirty (30) days after Landlord has received all of the items in the foregoing clauses (i) through (iii), Landlord shall deliver a check to Tenant in payment of the lesser of (A) the amounts so requested by Tenant (which may be based on the gross amount due a Contractor if such Contractor includes a 10% retention with its pay application), less an amount equal to a ten percent (10%) retention, (the aggregate amount of such retentions to be referred to herein as the “Final Retention”), and (B) the balance of any remaining available portion of the Allowance, not including the Final Retention. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
5.2.2.2    Final Retention. Subject to the provisions of this Exhibit A, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, (ii) Landlord has determined that no defective work exists which materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, (iii) Tenant delivers to Landlord a “close-out” package that includes mechanical and electrical final as-builts; and architectural as-builts; and (iv) Tenant delivers to Landlord a certificate from Tenant’s Architect certifying that the construction of the Improvements in the Premises has been substantially completed.
5.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Allowance to the extent costs are incurred by Tenant for the Allowance Items. All Improvements for which the Allowance has been made available shall be deemed Landlord's property under the terms of the Lease.
5.2.2.4    Failure to Disburse Allowance. If Landlord fails to make any disbursement of the Allowance for any Allowance Items within thirty (30) days after Landlord’s receipt of all of the items above (and if one or more items required above is not delivered to Landlord with Tenant’s request, the thirty (30) day time period for disbursement of the Allowance shall not be deemed to commence until all such items have been delivered), then Tenant shall promptly notify Landlord in writing that Tenant has not received any such disbursement (the “Failure to Disburse Notice”). Tenant shall deliver the Failure to Disburse Notice in the manner required under Section 16.1 of the Lease to the property manager at the property management office of the Building and to Landlord at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401 Attn: Portfolio Manager. If Landlord fails to make

EXHIBIT A
CONSTRUCTION AGREEMENT
such disbursement (the “Withheld Amount”) within five (5) business days after Landlord’s receipt of the Failure to Disburse Notice, then Tenant shall be entitled to treat such Withheld Amount as a credit against the Fixed Monthly Rent next becoming due under the Lease (which amount shall thereafter be deducted from available amounts of the Allowance). Landlord hereby acknowledges and agrees that Tenant’s delivery of the Failure to Disburse Notice to Landlord and the five (5) business day period provided hereinabove for Landlord to pay the Withheld Amount following Landlord’s receipt of such Failure to Disburse Notice is in lieu of (and not in addition to) any notice requirements or cure periods otherwise required to be given to Landlord under the Lease.
Section 6.    Retention of Professionals; Pre-Construction Requirements and Approvals. Prior to Tenant or Contractor commencing any work:
a)    Tenant shall retain an architect/space planner, subject to Landlord's approval, which approval shall not be unreasonably withheld (the “Architect”) to prepare the space plan (the “Space Plan”). The plans and drawings to be prepared by Architect shall be known collectively as the “Plans and Specifications.”
b)    Contractor, and its subcontractors and suppliers, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall cause Contractor to execute and deliver to Landlord the Agreement By Contractor of Indemnification/Hold Harmless of Landlord attached to this Exhibit A as Schedule 1. Contractor shall provide Landlord with a true, complete and correct copy of the construction contract between Contractor and Tenant. As a condition of such approval, Contractor shall use Landlord's fire-life safety, heating, venting, air-conditioning, plumbing, and electrical subcontractors for such work, provided such subcontractors’ rates are competitive. All subcontractors, laborers, materialmen, and suppliers, and the Contractor, Architect and Engineers shall be known collectively as “Tenant's Agents”. During completion of the Improvements, neither Tenant nor Contractor shall permit any sub-contractors, workmen, laborers, material or equipment to come into or upon the Building if the use thereof would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. If any such disturbance outside of the Building occurs, and Landlord receives three (3) or more complaints in writing in the same one (1) week period from three (3) separate tenants of the Building that such disturbance is disrupting their normal business operations, Tenant, upon demand by Landlord, shall promptly use commercially reasonable efforts to cause all contractors or subcontractors or all materials causing such disturbance to leave or be removed from the Building or the Common Areas. Except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Party, Tenant shall indemnify and hold Landlord harmless from and against all claims, suits, demands, damages, judgments, costs, interest and expenses (including reasonable attorneys’ fees and costs incurred in the defense thereof) to which Landlord may be subject or suffer when the same arise out of or in connection with the use of, work in, construction to, or actions in, on, upon or about Suite 1100 by Tenant or Tenant’s agents, contractors, directors, employees, licensees, officers, partners or shareholders, including any actions relating to the installation, placement, removal or financing of the Improvements and any other improvements, fixtures and/or equipment in, on, upon or about Suite 1100.
c)    All Plans and Specifications shall be subject to Landlord's reasonable prior approval. Notwithstanding anything contained in this Exhibit A to the contrary, and without limiting Landlord’s discretion to withhold its approval, it shall be deemed reasonable for Landlord to deny its consent to any aspect of the Plans and Specifications that (i) adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants, (ii) would violate any applicable governmental laws, rules or ordinances; (iii) would require any alterations to the base, shell and core of the Building, and/

EXHIBIT A
CONSTRUCTION AGREEMENT
or (iv) are inconsistent with the design, construction or aesthetics of the Building. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Plans and Specifications as set forth in this Paragraph 6, shall be for its sole purpose and shall not imply Landlord's approval of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Plans and Specifications are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Tenant agrees that Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Plans and Specifications.
Tenant or Architect shall supply Landlord with two (2) copies signed by Tenant of its final space plan for Suite 1100 before any architectural working drawings or engineering drawings have been commenced. The Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Space Plan for the Suite 1100 if the same is inaccurate or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.
Upon approval of the Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect to complete the architectural and engineering drawings for Suite 1100, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Plans and Specifications”) and shall submit the same to Landlord for Landlord's approval, which approval shall not be unreasonably withheld. Tenant shall supply Landlord with two (2) copies certified by the Architect of such Plans and Specifications. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Plans and Specifications for Suite 1100 if the same is inaccurate or incomplete in any respect. If Tenant is so advised, Tenant shall promptly revise the Plans and Specifications in accordance with such review and any reasonable disapproval of Landlord in connection therewith. The Plans and Specifications must be approved by Landlord prior to the commencement of construction of Suite 1100 by Tenant. The final Plans and Specifications approved by Landlord are herein referred to as the “Final Plans and Specifications”. Concurrently with Tenant's submittal of the Plans and Specifications to Landlord for its approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (provided that such submission shall be at Tenant's sole risk and shall not alter or modify Landlord's right to approve the Plans and Specifications in accordance with the terms hereof). Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy (or their substantial equivalent) for Suite 1100 and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy at no cost to Landlord. No changes, modifications or alterations in the Plans and Specifications may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld and shall be granted or denied within five (5) business days following submission by Tenant.

EXHIBIT A
CONSTRUCTION AGREEMENT
d)    Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the construction contract with Contractor. Such breakdown shall include Contractor's overhead, profit, and fees, and a supervision fee equal to $7,500.00 (the “Supervision Fee”), which shall be deducted from the Allowance and disbursed to Landlord’s managing agent to defray said agent’s costs for supervision of the construction.
e)    Contractor shall submit to Landlord verification of public liability and workmen's compensation insurance.
f)    Landlord and Tenant agree that if the Improvements are actually constructed by Tenant’s Contractor at a cost which is less than the Allowance, there shall be no monetary adjustment between Landlord and Tenant or offset against Rent or other sums owed by Tenant to Landlord under this Lease and the entire cost savings shall be retained by Landlord and relinquished by Tenant.
Section 7.    Landlord’s Administration of Construction. Tenant's Contractor and its subcontractors and suppliers shall be subject to Landlord's reasonable administrative control and supervision. Landlord shall provide the Contractor and its subcontractors reasonable access to Suite 1100 so as to timely complete the Improvements; reasonable use of the freight elevators, loading docks and parking facilities, without charge, for the movement of Contractor’s and its subcontractor’s materials and laborers.
Tenant represents, warrants and covenants that Tenant shall, and shall cause its contractors, agents, and employees to (a) plan and construct the Improvements and enter and exit Suite 1100, elevators, parking facilities, and the Building in a manner that will not unreasonably disturb any other tenants, subtenants or other occupants of the Building or any of their employees, officers or invitees, and (b) engage in any demolition, anchoring of walls or supports, drilling, or conduct any other aspect of planning or construction or operate any equipment in Suite 1100 or any Common Areas that may cause excessive noise, dust, vibrations or odors only during such hours as approved in writing in advance by Landlord’s building manager and only in the manner prescribed in writing by such building manager. Except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Party, Tenant shall indemnify and hold Landlord harmless from and against all claims, suits, demands, causes of action, damages, judgments, costs, interest and expenses (including attorneys’ fees and costs incurred in the defense thereof) to which Landlord or any of Landlord’s affiliates, partners, contractors, members assigns, officers, directors, shareholders, agents, predecessors, successors, trustees, beneficiaries and representatives, may be subject to or suffer when the same arise out of, are caused by or occur in connection with the breach by Tenant of the representation, warranty and covenant specified in the foregoing clauses (a) and (b).
Tenant's subcontractors shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's subcontractors of any changes which are necessary thereto, and Tenant's subcontractors shall adhere to such corrected schedule. Tenant shall abide by all rules made by Landlord's Building manager with respect to the storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Exhibit A. In the event Landlord reasonably determines that third party security services are reasonably required as a result of the construction of the Improvements, Tenant shall pay such out of pocket costs to Landlord within five (5) business days after Landlord bills Tenant therefor. Landlord shall provide Tenant notice prior to Landlord engaging such third-party security services.

EXHIBIT A
CONSTRUCTION AGREEMENT
From time to time during the construction of the Improvements Tenant shall, upon request from Landlord, provide reasonable progress reports to Landlord regarding the progress of the preparation of plans and specifications and the construction of the Improvements. In addition, Landlord shall have the right to inquire of Tenant from time to time regarding meetings to be held between Tenant, the Architect and the Contractor, and shall have the right to attend any such meetings. Further, Landlord shall have the right to reasonably require Tenant, Architect and the Contractor to meet with Landlord to discuss the progress of the preparation of plans and specifications and the construction of the Improvements, as deemed reasonably necessary by Landlord.
Section 8.    Intentionally Deleted.
Section 9.    Compliance with Construction Policies. During construction of the Improvements, Tenant’s Contractor shall adhere to the Construction Policies specified hereinbelow.
CONSTRUCTION POLICIES
The following policies outlined are the construction procedures for the Building. As a material consideration to Landlord for granting Landlord's permission to Tenant to complete the construction contemplated hereunder, Tenant agrees to be bound by and follow the provisions contained hereinbelow:
Section 10.    Administration.
a)    Contractors to notify Building Office prior to starting any work. No exceptions. All jobs must be scheduled by the general contractor or sub-contractor when no general contractor is being used.
b)    The general contractor is to provide the Building Manager with a copy of the projected work schedule for the suite, prior to the start of construction.
c)    Contractor will make sure that at least one set of drawings will have the Building Manager's initials approving the plans and a copy delivered to the Building Office.
d)    As-built construction, including mechanical drawings and air balancing reports will be submitted within three (3) business days after Landlord’s written request at the end of each project, to be delivered at Tenant’s sole cost and expense, without any requirement that Landlord execute any release forms or other documents as a condition to such delivery and notwithstanding any intellectual property rights in such property claimed by Tenant, its architect, contractor or other third party.
e)    The HVAC contractor is to provide the following items to the Building Manager upon being awarded the contract from the general contractor at Tenant’s sole cost and expense:
(i)    A plan showing the new ducting layout, all supply and return air grille locations and all thermostat locations. The plan sheet should also include the location of any fire dampers.
(ii)    An Air Balance Report reflecting the supply air capacity throughout the suite, which is to be given to the Chief Building Engineer at the finish of the HVAC installation.
f)    Intentionally Deleted.
g)    The general contractor must provide for the removal of all trash and debris arising during the course of construction. At no time are the building's trash compactors and/or dumpsters to be used by the general contractor's clean-up crews for the disposal of any trash or debris accumulated during construction. The Building Office assumes no responsibility for bins. Contractor is to monitor and

EXHIBIT A
CONSTRUCTION AGREEMENT
resolve any problems with bin usage without involving the Building Office. Bins are to be emptied on a regular basis and never allowed to overflow. Trash is to be placed in the bin.
h)    Contractors will include in their proposals all costs to include: additional security (if required), restoration of carpets, etc. Parking will be validated by Landlord for Tenant’s Agents.
i)    Any problems with construction per the plan, will be brought to the attention of and documented to the Building Manager. Any changes that need additional work not described in the bid will be approved in writing by the Building Manager. All contractors doing work on this project should first verify the scope of work (as stated on the plans) before submitting bids; not after the job has started.
Section 11.    Building Facilities Coordination.
a)    All deliveries of material will be made through the parking lot entrance.
b)    Construction materials and equipment will not be stored in any area without prior approval of the Building Manager.
c)    Only the freight elevator is to be used by construction personnel and equipment. Under no circumstances are construction personnel with materials and/or tools to use the “passenger” elevators.
Section 12.    Housekeeping.
a)    Intentionally Deleted.
b)    All construction done on the property that requires the use of lobbies or common area corridors will have carpet or other floor protection. The following are the only prescribed methods allowed:
(i)    Mylar -- Extra heavy-duty to be taped from the freight elevator to the suite under construction.
(ii)    Masonite --1/4 inch Panel, Taped to floor and adjoining areas. All corners, edges and joints to have adequate anchoring to provide safe and “trip-free” transitions. Materials to be extra heavy-duty and installed from freight elevator to the suite under construction.
c)    Restroom wash basins will not be used to fill buckets, make pastes, wash brushes, etc. If facilities are required, arrangements for utility closets will be made with the Building Office.
d)    Food and related lunch debris are not to be left in the suite under construction.
e)    All areas the general contractor or their sub-contractors work in must be kept clean. All suites the general contractor works in will have construction debris removed prior to completion inspection. This includes dusting of all window sills, light diffusers, cleaning of cabinets and sinks. All common areas are to be kept clean of building materials at all times so as to allow tenants access to their suites or the building.
Section 13.    Construction Requirements.
a)    All Life and Safety and applicable Building Codes will be strictly enforced (i.e., tempered glass, fire dampers, exit signs, smoke detectors, alarms, etc.). Prior coordination with the Building Manager is required.
b)    Electric panel schedules must be brought up to date identifying all new circuits added.

EXHIBIT A
CONSTRUCTION AGREEMENT
c)    All electrical outlets and lighting circuits are to be properly identified. Outlets will be labeled on back side of each cover plate.
d)    All electrical and phone closets being used must have panels replaced and doors shut at the end of each day's work. Any electrical closet that is opened with the panel exposed must have a work person present.
e)    All electricians, telephone personnel, etc. will, upon completion of their respective projects, pick up and discard their trash leaving the telephone and electrical rooms clean. If this is not complied with, a clean-up will be conducted by the building janitors and the general contractor will be back-charged for this service.
f)    Welding or burning with an open flame will not be done without prior approval of the Building Manager. Fire extinguishers must be on hand at all times.
g)    All “anchoring” of walls or supports to the concrete are not to be done during normal working hours (7:30 AM - 6:00 PM, Monday through Friday). This work must be scheduled before or after these hours during the week or on the weekend.
h)    All core drilling is not to be done during normal working hours (7:30 AM - 6:00 PM, Monday through Friday). This work must be scheduled before or after these hours during the week or on the weekend.
i)    All HVAC work must be inspected by the Building Engineer. The following procedures will be followed by the general contractor:
(i)    A preliminary inspection of the HVAC work in progress will be scheduled through the Building Office prior to the reinstallation of the ceiling grid.
(ii)    A second inspection of the HVAC operation will also be scheduled through the Building Office and will take place with the attendance of the HVAC contractor's Air Balance Engineer. This inspection will take place when the suite in question is ready to be air-balanced.
iii) The Building Engineer will inspect the construction on a periodic basis as well.
j)    All existing thermostats, ceiling tiles, lighting fixtures and air conditioning grilles shall be saved and turned over to the Building Engineer.
Good housekeeping rules and regulations will be strictly enforced. The building office and engineering department will do everything possible to make your job easier. However, contractors who do not observe the construction policy will not be allowed to perform within this building. The cost of repairing any damages that are caused by Tenant or Tenant's contractor during the course of construction shall be deducted from Tenant's Allowance or Tenant’s Security Deposit, as appropriate.

SCHEDULE 1
Agreement By Contractor of Indemnification/Hold Harmless of Landlord
(“Agreement”)

Owner:

Douglas Emmett 1995, LLC c/o Douglas Emmett Management, LLC Director of Property Management 808 Wilshire Boulevard, Suite 200 Santa Monica, California 90401

Contractor:

Re: 401 Wilshire Boulevard, Santa Monica, California 90401 (the “Real Property”)
The undersigned (referred to herein as “Contractor”) has been engaged by Ziprecruiter, Inc., a Delaware corporation (“Tenant”) to perform work (the “Work”) in or on the above referenced Real Property, which is owned by Douglas Emmett 1995, LLC, a Delaware limited liability company (“Owner”), and managed by Owner’s duly authorized agent, Douglas Emmett Management, LLC, a Delaware limited liability company (“Manager”). Contractor acknowledges and agrees that Contractor has reviewed and shall comply with the “Construction Policies” that are a part of the Construction Agreement attached as Exhibit A to that certain Second Amendment to Office Lease dated May 3, 2018 by and between Owner and Tenant. Contractor also agrees that Contractor shall, and shall cause its subcontractors, agents and employees to (a) perform the Work and enter and exit the Real Property, elevators, and parking facilities in a manner that will not unreasonably disturb any other tenants, subtenants or other occupants of the Real Property or any of their employees, officers or invitees; (b) engage in any demolition, anchoring of walls or supports, drilling, or conduct any other aspect of planning or construction or operate any equipment in Tenant’s premises or any other part of the Real Property that may cause excessive noise, dust, vibrations or odors only during such hours as approved in writing in advance by Owner or Manager and only in the manner prescribed in writing by Owner or Manager; (c) comply with the Construction Policies or any written guidelines or instructions delivered to Contractor from Owner or Manager regarding performance of the Work; and (d) comply with applicable laws. Contractor understands and agrees that, prior to Contractor commencing the Work, Owner requires Contractor to provide the Landlord Parties (as hereinafter defined) with certain protections and that such protections are a material inducement to Owner’s consent to allowing Contractor to perform the Work at the Real Property. Accordingly, Contractor hereby agrees to and/or shall comply with the following:
1.    Except to the extent resulting from the negligence or willful misconduct of Landlord Parties (as defined below), Contractor shall indemnify and hold harmless Owner and Manager and their respective affiliates, members, interest holders, managing members, officers, directors, partners, employees, agents, predecessors, successors and assigns (hereinafter collectively referred to as “Landlord Parties” and individually a “Landlord Party”) from and against all liabilities, claims, damages, losses, liens, causes of actions, judgments, costs and expenses, of whatever kind or
S-1

SCHEDULE 1
nature, including without limitation, bodily injury or death (whether or not those injured or deceased are performing work under this Agreement or are affiliated with the parties hereto), property damage, costs of litigation (including, without limitation, actual attorneys’ fees and costs) (collectively, “Claims”) arising out of or resulting from (1) the failure of Contractor or any of its subcontractors, employees or agents to comply with the requirements set forth in clauses (a), (b), (c) or (d) above; or any other obligation of Contractor under this Agreement, (2) the negligent acts or omissions of Contractor, its owners, agents, servants, employees, or subcontractors, or (3) the Work performed by Contractor. This indemnification obligation shall not be limited in any way by any limitation on the amount or types of damages, compensation, or benefits payable by or for Contractor or its subcontractors under workers compensation or disability laws. Contractor’s duty to indemnify shall include and extend to (i) situations in which Contractor has been negligent in the screening, hiring and training of its employees, contractors and subcontractors, said negligence of which causes liability in which any Landlord Party is alleged to be responsible for any Claims arising out of such negligent screening, hiring or training; and (ii) Claims for labor performed, equipment, tools, supplies or materials used or furnished in the performance of Contractor’s services, including any costs and expenses incurred in the defense of such Claims and any damages to any Landlord Party resulting from such Claims.
2.    Contractor agrees after written demand to promptly cause the effect of any suit or lien to be removed from the Real Property and in the event Contractor shall fail to do so, Owner, after ten (10) days’ prior written notice to Contractor, is authorized to use whatever means in its discretion it may deem appropriate to cause said lien or suit to be removed or dismissed and the costs thereof, together with attorneys’ fees shall be due and payable by Contractor to Owner within thirty (30) days following written demand, including reasonable backup. In the event a suit is brought against any Landlord Party or if any Landlord Party is named as a defendant in any suit against Contractor or Tenant, Contractor shall, at the option of Owner in Owner’s sole discretion, defend the Landlord Parties with counsel selected by Contractor and acceptable to Owner, in Owner's reasonable discretion. Contractor shall pay any and all costs and expenses in connection therewith as well as all additional costs and expenses incurred in such suit, including without limitation, professional fees such as expert fees, and/or appraisers' and accountants' fees, and will pay and satisfy any such claim, lien, or judgment as may be established by the decision of the court in such suit. Contractor may litigate any such lien or suit provided Contractor causes the effect thereof to be removed from the Real Property promptly in advance.
3.    Contractor shall promptly pay all indebtedness incurred in Contractor’s performance of the Work. Should any lien or charge attach to the Real Property by reason of Contractor’s failure to pay such indebtedness, Contractor shall promptly procure the release of any such lien or charge and shall indemnify, defend (with counsel reasonably approved by Owner) and hold the Landlord Parties harmless from all loss, cost damage or expense incidental thereto.
4.    If at any time there should be evidence of any lien or claim for which Owner or Manager is or might become liable, or for which the Real Property is, or might become subject to and which is chargeable to Contractor or any of its subcontractors, after allowing Contractor thirty (30) days to remove such lien, Owner or Manager shall have the right to retain out of any amounts due Contractor (as in for example, disbursements of any tenant improvement allowance), which shall be above and beyond any retention amounts, an amount sufficient to clear the lien or claim and completely indemnify the Landlord Parties against such lien or claim along with all associated costs, which shall in no way serve as an election of remedies by Owner or Manager. Contractor may obtain possession of the retained amount, provided that Contractor (a) posts a bond or other security in an amount sufficient to fully indemnify the Landlord Parties against the lien or claim,
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SCHEDULE 1
and (b) obtains Owner or Manager’s approval as to the adequacy and quality of the bond or security, which Owner or Manager shall not unreasonable withhold. The cost of any such bond shall be borne by Contractor.
5.    Contractor shall not take and is not authorized to take any action in the name of or otherwise on behalf of Owner or Manager which would violate any applicable law. If Contractor knowingly performs any Work or engages in any other activities contrary to applicable law, Contractor shall bear any and all additional costs resulting therefrom, including, but not limited to, the costs of correcting the Work or repairing the Real Property to comply with such law and the cost of fully indemnifying the Landlord Parties from all violations.
6.    Contractor shall promptly cause all Landlord Parties to be released from any liability or penalty which may be imposed on Contractor, its employees, agents or subcontractors by reason of any alleged violation or violations of applicable law by Contractor in performance of the Work.
7.    Each party waives any right to consequential, special or indirect damages or loss of anticipated profits, except for acts of negligence or intentional misconduct by the other party. Notwithstanding anything else contained herein to the contrary, Contractor shall look solely to Owner’s interest in the Real Property and any proceeds from a sale of the Real Property that actually remain undistributed, for satisfaction of any liabilities or obligations of Owner under this Agreement. No Landlord Party shall be personally liable for any such liabilities or obligations whatsoever.
8.    If litigation is instituted between Owner and Contractor, the cause for which arises out of or in relation to this Agreement, the prevailing party in such litigation shall be entitled to receive its costs (not limited to court costs), expenses and reasonable attorneys' fees from the non-prevailing party as the same may be awarded by the court.
It is expressly understood and agreed that the foregoing provisions shall survive the termination or expiration of any agreement between Contractor and Tenant.
ALL OF THE ABOVE TERMS ARE AGREED TO AND ACKNOWLEDGED BY: CONTRACTOR

Signature	Company Name

Title	Street Address

Date	City, State, Zip
B-3

EXHIBIT B
SIGN CRITERIA
1.    Introduction. The intent of this sign criteria is to provide the guidelines necessary to achieve a visually coordinated, balanced and appealing signage environment at the Building.
2.    Signage Allotment. Tenant is hereby permitted to install Tenant’s Monument Signage (as defined in Section 14 of the Second Amendment), subject to Tenant’s compliance with all of the terms of this Exhibit B and Landlord’s prior written approval, which approval may be granted or withheld in Landlord’s reasonable discretion.
3.    Control over Design and Installation. Landlord and the City of Santa Monica (the “City”, which definition shall include any architectural review board, design review board or similar decision-making body with jurisdiction over the Building) shall retain sole rights of approval over the design and installation location(s) of any sign used in the Building. Tenant shall, at Tenant’s sole cost and expense, obtain all approvals necessary from the City. Tenant shall diligently and in good faith prosecute such approval process and shall advise Landlord in writing of its progress and shall provide Landlord with copies of all applications, correspondence and other written submissions to the City. Tenant shall deliver to Landlord documentation evidencing the City’s approval, if received, immediately upon Tenant’s receipt of the same. In no event shall Landlord approve installation of awnings over window areas in lieu of signage, nor shall the installation of neon lighting or “canned” signage be permitted. No modification of the requirements of this Exhibit B shall be valid, unless executed in advance by Landlord and the City.
4.    Tenant’s Failure to Comply. Landlord shall rigorously enforce Tenant’s compliance with the requirements of this Exhibit B. Tenant’s failure, following written notice to so comply and the expiration of any cure period in accordance with the Lease, shall be a material default under the Lease. Further, in addition to any other remedies available to Landlord under this Lease and applicable law, if Tenant fails to comply with any requirement set forth in this Exhibit B or fails to comply with Landlord’s request to remove any non-conforming signage within five (5) business days after Tenant has received written notice from Landlord, then Landlord shall have the right, but not the obligation, to remove and store any non-conforming sign or signs at Tenant’s sole expense in accordance with Section 20.26 of the Lease. Tenant’s obligations hereunder shall survive the expiration or early termination of the Term of the Lease.
5.    Limitations on Signage.
a.    Intentionally Omitted.
b.    Tenant shall not be permitted to hang any additional advertisement (i.e., flags, pennants, cloth signs, sidewalk boards, banners, placards or similar devices) outside the Premises, nor display the same on the inside of windows facing towards the exterior of the Premises or in such a manner so that the same are visible from the exterior of the Premises.
c.    Tenant and/or Tenant’s signage contractor shall comply with all local, city, and state building, electrical, and signage codes. If submission to and acceptance of Tenant’s proposed signs by any design review board or committee for the neighborhood or city in which the Building is located is required, Tenant agrees to comply with all requirements of said committee or board.
d.    Tenant shall ensure that all penetrations of the structure required for installation of Tenant’s sign shall be sealed in a water tight condition and shall be patched to match the adjacent building finish.

EXHIBIT B
SIGN CRITERIA
e.    Tenant shall not be permitted to install any signage in such a manner so that raceways, cross-overs, conduits, conductors, transformers, or the like are exposed and/or visible.
6.    Installation Requirements.
a.    Tenant shall submit to Landlord four (4) copies of detailed shop drawings of Tenant’s proposed sign(s). Said shop drawings shall be prepared in full conformance with the sign criteria contained herein; include details of the proposed installation(s); and shall include renderings of the building elevation(s), showing the proposed final installation.
b.    Tenant shall pay for all costs associated with manufacture and installation of the proposed sign(s), including, without limitation, all costs of final connection, transformers and labor and materials. In addition, Tenant shall reimburse Landlord for any and all of Landlord’s reasonable out of pocket costs incurred in reviewing Tenant’s signage specifications or for any other “peer review” work associated with Landlord’s review of Tenant’s signage specifications, including, without limitation, Landlord’s reasonable out of pocket costs reasonably incurred in engaging any third party engineers, contractors, consultants or design specialists. Tenant's reimbursement obligation for the foregoing shall in no event exceed $1,500.00. Tenant shall pay such costs to Landlord within thirty (30) days after Landlord’s delivery to Tenant of a copy of the invoice(s) for such work.
c.    Tenant shall have the sign(s) proposed to be installed pursuant to this Exhibit B manufactured and installed by licensed contractors reasonably acceptable to Landlord. Tenant’s contractor shall obtain all necessary permits, at Tenant’s sole cost and expense. Tenant shall be fully responsible for the operations of Tenant’s sign contractor, and shall hold Landlord and Landlord’s agents, clients, contractors, directors, employees, invitees, licensees, officers, partners or shareholders harmless from any damages arising out of or in connection with Tenant’s installation of signage during the entire Term.
d.    Tenant’s contractor shall maintain workmen’s compensation insurance as required by the State of California; all-risk liability insurance in a minimum amount of $1,000,000, prior to commencing installation of Tenant’s signs, shall provide to Landlord certificates of insurance evidencing such coverages, and naming Landlord as additional insured under the liability policy.
e.    Landlord shall pay for cost of providing electricity to the New Monument Sign and Tenant shall pay its pro-rata share thereof to Landlord within thirty (30) days following Tenant’s receipt of Landlord’s billing.
7.    Maintenance and Repair. Tenant shall repair and maintain the signage installed on or in the Building in good order and repair. If, after the expiration of ten (10) days’ prior written notice to Tenant from Landlord, Tenant fails to make such reasonable repairs as may be necessary to ensure that Tenant’s signage does not detract from the first-class appearance of the Building, Landlord shall have the option, but not the obligation, to, at Tenant’s sole expense, make such repairs as may be reasonably necessary and/or remove the signage which Tenant has failed to maintain, and store the same on behalf of Tenant.
8.    Intentionally Deleted.
9.    Removal of Signage at Expiration. At the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s sole cost, remove all signage installed by Tenant, whether pursuant to this Exhibit B or not, and restore the Premises and/or the affected portion of the Building to the condition existing prior to the installation of such signage.

EXHIBIT B
SIGN CRITERIA
10.    Expiration of Signage Right. Tenant acknowledges that if Tenant has not installed Tenant’s Monument Signage by June 30, 2019, Tenant’s right to install said signage shall expire and as of July 1, 2019, Tenant’s right to install Tenant’s Monument Signage shall be null and void.
11.    Right Personal to Original Tenant. Tenant’s right to install and maintain said signage shall be personal to the original Tenant signing the Second Amendment, and shall of no further force or effect as of the date that Tenant assigns the Lease to an entity other than an Affiliate and/or subleases more than forty-nine percent (49%) of the total Rentable Area of the Premises to an entity other than an Affiliate. Should Tenant so assign or sublease in contravention of the foregoing, or such signage shall upon the request of Landlord be removed immediately at Tenant’s sole cost.

EXHIBIT C
JANITORIAL SPECIFICATIONS
OFFICE AREAS
Public Conference Rooms, Offices, Kitchens/Breakrooms, and all other Tenant Areas
NIGHTLY SERVICES
1.    Vacuuming Modified Scope- Monday, Wednesday, and Friday - Vacuum all rugs and carpets including interior offices and high traffic areas.
2.    Dust mop all resilient and hard surface flooring, using a treated mop.
3.    Spot clean both sides of entrance door.
4.    Empty wastebaskets, trash receptacles and desk-side recycling containers. Replace trash liners as necessary.
5.    Where applicable, empty central recycling units in tenant space prior to full capacity. Discard paper into designated recycling containers.
6.    Clean all kitchen and coffee stations, including walls surrounding trash receptacles.
7.    Wipe clean and remove fingerprints and dirt from exterior surfaces of kitchen cabinets and appliances.
8.    Clean and polish sinks, counters, and kitchen table tops.
9.    Upon completion of nightly duties in each tenant suite:
•    All chairs, furniture and wastebaskets to be returned to proper position when cleaned.
•    Floor areas to be policed thoroughly to ensure paper, paper clips and other debris are removed.
•    Perimeter office doors will be closed to conserve energy.
•    Interior doors, shut or locked upon entering, shall be re-shut or re-locked when cleaning is completed.
•    All lights will be turned off.
•    Tenant entry doors will be locked and secured.
WEEKLY SERVICES
1.    Dust vertical and horizontal surfaces of office furniture, including desks, credenzas, tables, file cabinets.
2.     Dust all door frames.
3.    Clean and polish suite entrance door metal, including door jambs, handles, kick plates and thresholds.
4.    Clean upholstered chairs and furniture with lint brush or vacuum.
5.     Damp mop kitchen/break room floors using an environmentally-friendly germicidal solution or certified green seal solution.
6.     All carpeted areas are to be thoroughly vacuumed and edged.
MONTHLY SERVICES
1.     High dust all horizontal and vertical surfaces over 7 feet, including but not limited to ledges, corners, ceiling diffusers, vents, light fixtures and lenses, moldings, shelves, artwork, etc. Treated dust clothes used.
2.     Clean fire extinguishers and/or fire hose cabinet; dust and clean glass.
3.     Raise and dust all cleared levelers, blinds, window frames, sills and mullions. Return to original position.
QUARTERLY SERVICES
1.    Strip floor sealer/finish from vinyl composition flooring and seal it.
2.     Dust/vacuum HVAC return vents and grills (ceiling vents) where needed.

RESTROOMS
Public restrooms and private Tenant restrooms.
NIGHTLY SERVICES
1.     Empty all trash and sanitary receptacles. All receptacles will be cleaned and disinfected and new liners installed.
2.     Scour, wash and disinfect all basins, bowls, urinals, and metal fixtures with an environmentally-friendly germicidal solution. De-scale and remove stains. Clean underside of rim, urinals and bowls thoroughly to prevent calcium and iron oxide deposits. Remove and clean urinal screens. Wash both sides of all toilet seats with approved germicidal solution and wipe dry. Toilet seats to be left in an upright position.
3.     Flush all urinals and toilets to ensure proper function.
4.     Damp wipe all toilet partitions, modesty screens, hinges/ hardware and walls using an approved germicidal solution. All surfaces are to be wiped dry so that all wipe marks are removed and surface has a uniformly bright appearance.
5.     Wash and polish all mirrors, basin and vanity countertops, towel dispensers, dispensers, receptacles, bright work including faucets, wash basin traps, exposed piping, handles, seat hinges, etc. and any other metal fixtures, using non-abrasive, non-acidic cleaning agents, as approved by Manager.
6.     Disinfect all dispensers, faucets, door handles, stall handles, locks, grab bars, and flush handles using a nonabrasive, non-acidic germicidal solution.
7.     Wipe clean and remove fingerprints, smudges, graffiti and marks from walls, wall switches/ plates, glass, metal and enamel surfaces. Polish as required.
8.     Wipe clean all signage, doors, frames, hinges and hardware. Kick plates and thresholds shall be thoroughly cleaned and polished and all marks and smudges removed.
9.     Re-stock toilet tissue holders, seat cover containers, soap dispensers, towel dispensers, feminine product dispensers and air fresheners. The filling of such dispensers to be in such quantity as to last the entire business day. Hand soap and lotion dispensers will be checked nightly to ensure full operation.
10.     Dust all horizontal and vertical surfaces, including stall doors, ledges, and tops of partitions, mirrors, vents and grilles.
11.     Sweep and wet mop floors, using a germicidal detergent approved by Manager. Rinse with clear water and dry buff to eliminate streaking. All watermarks and stains will be removed from walls, baseboards and metal partition bases. Alkaline deposits and soap spills will be removed from floor tile grout. Police for mop threads around partitions and receptacles.
12.     Vacuum carpeting in vestibule and edge with an edging tool.
13.     Promptly report any graffiti that cannot be removed, lights out, plumbing and fixture malfunctions to Manager.
14.     It is the intention of this specification to keep restrooms thoroughly clean and not use disinfectant to mask odors. No caustic or abrasive chemicals will be used in the performance of work. Odorless disinfectants are required.
WEEKLY SERVICES
1.     Clean, disinfect and polish floor drain covers. Flush floor drains.
2.     Clean all partitions, tile walls and baseboards, using an environmentally-friendly germicidal solution.
3.     Wipe clean all painted and vinyl wall surfaces.
4.    Restrooms located on vacant floors will be fully cleaned on a weekly basis.

MONTHLY SERVICES
1.     Thoroughly wash all dispensers, receptacles, toilet partitions, modesty screens, hinges/hardware and walls using a Manager-approved germicidal solution. All surfaces are to be wiped dry so that all wipe marks are removed and surface has a uniformly bright appearance.
2.     Polish all wood doors and surfaces, using Manager-approved products and methods.
3.     Vacuum all louvers, vents, grills and light lenses.
4.     Machine scrub restroom floors using an environmentally-friendly germicidal solution and a non-abrasive detergent and water. After scrubbing, floors will be rinsed with clear water and dried. All water marks will be removed from walls, partitions and fixtures.
QUARTERLY SERVICES
1.     Wipe clean all ceilings, lights lenses, recessed lighting, diffusers, grilles, vents, access doors and ledges.

DocuSign SECURED

Certificate Of Completion

Envelope Id: BC93C5F59A414E3A97260A1BCF5CD447 | Status: Completed
Subject: Amendment Document for Ziprecruiter Suite #01100
Envelope - 107: Envelope - 107
ClientId: Q926
Application id: bexmwvcyr
Source Envelope:

Document Pages: 31	Signatures: 2	Envelope Originator:
Certificate Pages: 5	Initials: 0	Douglas Emmett
AutoNav: Enabled		808 Wilshire Blvd, Ste 200
EnvelopeId Stamping: Enabled		Santa Monica, CA 90401
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		docusign@douglasemmett.com
		IP Address: 54.243.195.251

Record Tracking

Status: Original 5/3/2018 4:16:16 PM	Holder: Douglas Emmett docusign@douglasemmett.com	Location: DocuSign

Signer Events

Signer Events	Signature	Timestamp
David L. Feldman dave@ziprecruiter.com Chief Business Officer Security Level: Email, Account Authentication (None)	DocuSigned by: David L. Feldman B2DB0F36401C44F... Using IP Address: 141.239.216.99	Sent: 5/3/2018 4:16:18 PM Viewed: 5/3/2018 4:50:03 PM Signed: 5/3/2018 5:02:57 PM

Electronic Record and Signature Disclosure:
Accepted: 5/3/2018 4:50:03 PM
ID: ded9e278-c864-4c34-aef7-f8603024e0e5

Signer Events	Signature	Timestamp
Andrew Goodman agoodman@douglasemmett.com Emperor Security Level: Email, Account Authentication (None)	DocuSigned by: AB 2F948E00676A468... Using IP Address: 76.79.193.98	Sent: 5/3/2018 5:02:58 PM Viewed: 5/7/2018 3:52:19 PM Signed: 5/7/2018 3:52:32 PM

Electronic Record and Signature Disclosure:
Accepted: 5/7/2018 3:52:19 PM
ID: 1d5b3a1f-98dc-4dea-8edd-b46de6563e04

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Andrew Sayer asayer@douglasemmett.com Security Level: Email, Account Authentication (None)	COPIED	Sent: 5/3/2018 4:16:18 PM

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE
From time to time, Douglas Emmett (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign, Inc. (DocuSign) electronic signing system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to these terms and conditions, please confirm your agreement by clicking the ‘I agree’ button at the bottom of this document.
Getting paper copies
At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after signing session and, if you elect to create a DocuSign signer account, you may access them for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.
Withdrawing your consent
If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.
Consequences of changing your mind
If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. To indicate to us that you are changing your mind, you must withdraw your consent using the DocuSign ‘Withdraw Consent’ form on the signing page of a DocuSign envelope instead of signing it. This will indicate to us that you have withdrawn your consent to receive required notices and disclosures electronically from us and you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.
All notices and disclosures will be sent to you electronically
Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.
How to contact Douglas Emmett:
You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows: To contact us by email send messages to: docusign@douglasemmett.com
To advise Douglas Emmett of your new e-mail address
To let us know of a change in your e-mail address where we should send notices and disclosures electronically to you, you must send an email message to us at docusign@douglasemmett.com and in the body of such request you must state: your previous e-mail address, your new e-mail address. We do not require any other information from you to change your email address. In addition, you must notify DocuSign, Inc. to arrange for your new email address to be reflected in your DocuSign account by following the process for changing e-mail in the DocuSign system.
To request paper copies from Douglas Emmett
To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an e-mail to docusign@douglasemmett.com and in the body of such request you must state your e-mail address, full name, US Postal address, and telephone number. We will bill you for any fees at that time, if any.
To withdraw your consent with Douglas Emmett
To inform us that you no longer want to receive future notices and disclosures in electronic format you may:
i. decline to sign a document from within your DocuSign session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;
ii. send us an e-mail to docusign@douglasemmett.com and in the body of such request you must state your e-mail, full name, US Postal Address, and telephone number. We do not need any other information from you to withdraw consent. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process.
Required hardware and software

Operating Systems:	Windows® 2000, Windows® XP, WindowsVista®; Mac OS® X
Browsers:	Final release versions of Internet Explorer® 6.0 or above (Windows only); Mozilla Firefox 2.0 or above (Windows and Mac); Safari™ 3.0 or above (Mac only)
PDF Reader:	Acrobat® or similar software may be required to view and print PDF files
Screen Resolution:	800 x 600 minimum
Enabled Security Settings:	Allow per session cookies
** These minimum requirements are subject to change. If these requirements change, you will be asked to re-accept the disclosure. Pre-release (e.g. beta) versions of operating systems and browsers are not supported.
Acknowledging your access and consent to receive materials electronically
To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please verify that you were able to read this electronic disclosure and that you also were able to print on paper or electronically save this page for your future reference and access or that you were able to e-mail this disclosure and consent to an address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format on the terms and conditions described above, please let us know by clicking the ‘I agree’ button below.
By checking the ‘I agree’ box, I confirm that:
•    I can access and read this Electronic CONSENT TO ELECTRONIC RECEIPT OF ELECTRONIC RECORD AND SIGNATURE DISCLOSURES document; and
•    I can print on paper the disclosure or save or send the disclosure to a place where I can print it, for future reference and access; and

•    Until or unless I notify Douglas Emmett as described above, I consent to receive from exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to me by Douglas Emmett during the course of my relationship with you.